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Stephen F. Boutin
William Dentino
Chris Gibson                                                   John E. Di Giusto
John E. Di Giusto                                                Attorney at Law
Douglas M. Hodell                                    jdigiusto@boutindentino.com
Robert D. Swanson
James R. Moore
Maralee MacDonald
Michael E. Chase
Daniel S. Stouder
James P. Kirkley
Rachel M. Kirkley
Adrienne M. Meredith
Danielle R. Stephens
Tammy L. McCabe
Matthew R. Post

Of Counsel
 Thomas G. Manolakas (1946 - 2004)

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PERSONAL & CONFIDENTIAL
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February 28, 2006

Board of Directors
Sparta Surgical Corporation
44489 Town Center Way, Suite #D346
Palm Desert, CA  92260

Attention:  Allan Korn, Chairman and President

         Re: Legal Opinion Regarding Sparta Surgical Corporation's Accounts Payable

Dear Board of Directors:

         We are special counsel for Sparta Surgical Corporation (the "Corporation"). The Corporation has requested an opinion letter in connection with whether the collection of certain accounts payable reflected on the books of the Corporation is barred by the statute of limitations.

         In connection with this opinion, we have examined a copy of a document entitled, "A/P Open Item Report" for the Corporation, dated 5/1/02 (the "Report"). This opinion is limited to those accounts payable set forth on Exhibit A attached to this opinion letter ("Subject Payables"), which includes some of the accounts payable referred to in the Report.

Board of Directors
Sparta Surgical Corporation
February 28, 2006
Page 2 of 5


         In basing the opinion set forth in this letter on the phrases "to the best of our knowledge," or "subject to our best knowledge," such phrases signify that, in the course of our representation of the Corporation, nothing has come to our attention that would give us actual knowledge or actual notice of facts that would lead us to believe that any such opinions or other matters are not accurate or that any of the documents are not accurate and complete. Further, the words "to the best of our knowledge" and similar language as used in this opinion letter are intended to be limited to the actual knowledge of the attorneys within our firm who have represented the Corporation. Except as described herein, we have undertaken no investigation or verification of such matters, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of such statement should be drawn from the fact of our representation of the Corporation.

         In reaching our opinion set forth below, we have made the assumptions described in Items 1-18 below and we have assumed, without investigation, that there are no facts inconsistent with the assumptions made in Items 1-18 below. Notwithstanding the foregoing, to the best of our knowledge, there are no facts inconsistent with the assumptions made in Items 1-18.

         1. The collection of the Subject Payables is governed by California law.

         2. Subject to our best knowledge, the information, factual matters, representations and warranties contained in the Report regarding the Subject Payables are true, correct and complete.

         3. All natural persons, including all persons acting on behalf of a business entity, are legally competent and authorized to do so.

         4. The information reflected in the Report regarding the Subject Payables is true and accurate in all respects and has not been amended, modified or supplemented by any other agreement, action, special circumstance or understanding of the Corporation or any of the third party creditors.
         5. The column entitled "Inv-Date," which is an abbreviation for "Invoice Date," set forth in the attached schedule is the date in which the account payable became due to the applicable trade creditor.

         6. There has been no appointment of any receiver for the Subject Payables.

Board of Directors
Sparta Surgical Corporation
February 28, 2006
Page 3 of 5


         7. There are no promissory notes related to the Subject Payables.

         8. There are no bankruptcy filings related to the Subject Payables.

         9. There has been no fiduciary relationship or breach of trust involved in any aspect of the Subject Payables.

         10. None of the Subject Payables have ever been the debt of any party or person except the Corporation.

         11. The statute of limitations for the collection of the Subject Payables has not been suspended or tolled for any period of time.

         12. The Corporation has not made any contracts, promises, acknowledgments or waivers of payment to the creditors related to the Subject Payables sufficient to renew, suspend, toll, or in any way extend the statute of limitations period for any of the Subject Payables, or sufficient to open or make active any of the Subject Payables (e.g., no contractual statute of limitations provision).

         13. The Corporation has neither intended to act nor acted in a manner that prevents a creditor from taking action to protect its rights in connection with any of the Subject Payables.

         14. There are no security agreements or deeds of trust related to any of the Subject Payables.

         15. The Corporation has not engaged in any breach of contract or fraudulent activity or behavior in connection with any of the Subject Payables which tolls the statute of limitations.

         16. The Corporation has not made any payment to any of the creditors related to the Subject Payables sufficient to renew, suspend, toll, or in any way extend the statute of limitations period for any of the Subject Payables beyond four (4) years from the date of the last account activity set forth in the Report, or sufficient to open or make active any of the Subject Payables beyond the date of the last activity set forth in the Report.

         17. There currently is not, nor has there been, any pending or threatened action, suit, proceeding, claim or arbitration against or affecting the Corporation or the Subject Payables before any court, governmental agency, or arbitrator, nor are there any judgments regarding the Subject Payables.

Board of Directors
Sparta Surgical Corporation
February 28, 2006
Page 4 of 5


         18. There are no facts which would cause any equitable tolling of any applicable statute of limitations related to the Subject Payables.

         This opinion does not address the transactions or the liabilities mentioned in the Report, other than the Subject Payables.

         This opinion is based in part upon the application of California Code of Civil Procedure sections 337, 337a, and 344. Based on our review of the foregoing and such other considerations of law and fact as we believe to be relevant, and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that, to the best of our knowledge in reliance on the activity set forth in the Report presented to us regarding the Subject Payables, the statute of limitations period for the Subject Payables, whether they are mutual, open, and current accounts, book accounts, and/or stated accounts, has expired and is no longer collectable against the Corporation.

         Our opinion is qualified as a result of the possible application of the following principles:

         (a) the covenant of good faith and fair dealing implied in every agreement under common law (and to similar provisions of federal law, where applicable); and

         (b) the application of any provisions in any documents related to the trade evidencing the survivability of any warranties, indemnities or other obligations related to the Subject Payables.

         In addition to the qualifications set forth above, the opinions are also subject to the following qualifications:

         1. We are members of the Bar of the State of California, and the opinion expressed herein concerns only the laws of the State of California as currently in effect.

         2. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change or we become aware of any facts that might change the opinion set forth herein.

Board of Directors
Sparta Surgical Corporation
February 28, 2006
Page 5 of 5


         3. The opinion is limited to the matters set forth in this letter. No other opinion should be inferred beyond the matters expressly stated.

         4. The opinion expressed in this letter may be relied upon solely by the addressee hereof, and may not be quoted, in whole or in part, or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the specific prior written consent of this firm.


Very truly yours,

BOUTIN DENTINO GIBSON DI GIUSTO HODELL INC.


By: /s/ JOHN E. DI GIUSTO
    ---------------------------------
        JOHN E. DI GIUSTO

JED/ckg
[91889.v1]
























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                                    EXHIBIT A

                                SUBJECT PAYABLES
                                ----------------


Samuel Shafner                                                     $   16,250.00
Alpha Graphics                                                             94.73
American Stock Transfer 1                                               1,112.03
Angell & Deering                                                       19,650.00
Black Diamond                                                             210.00
Business Wire                                                           3,585.00
CT Corporation System                                                     617.50
Depository Trust Company                                                  170.00
Enterprise Management                                                   9,818.26
Ethox Corp.                                                             3,276.44
Fox, Rothschild, O'Brien & Frankel                                      7,595.06
Gagen, McCoy, McMahon, et al                                           29,388.36
IHS Health Group                                                        3,627.76
Interstate Dept. Services Corp.                                           160.00
IRA/Keogh Svc. Co.                                                         94.62
Mitchell Financial Printing                                             3,500.00
NASDAQ Stock Market                                                     3,229.88
Office Depot                                                            1,190.68
Pacific Financial Printing                                              2,000.00
Peabody & Arnold LLP                                                   35,446.93
Pepe & Hazard                                                          98,358.90
Perfect International                                                      51.00
Platzer, Swergold, Karlin & Levine                                      3,013.50
PR Newswire                                                             2,735.00
Robert Phillips                                                        19,000.00
Schmeltzer Aptaker                                                     10,842.86
Robert Von Der Lieth                                                    6,500.00
Sonnenschein & Rosenthal                                                5,300.62
The Corporate Directory                                                   190.00
Wollborg/Michelson                                                     20,700.00

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1   Excludes invoices due after February 28, 2002, totaling $1,053.00






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